Exhibit 10.46

Gregory C. Case
President and Chief Executive Officer

November 10, 2005

Richard M. Ravin

President and Chief Executive Officer

Combined Insurance Company of America

1000 Milwaukee Avenue

Northbrook, Illinois 60025

Dear Richard:

I am delighted that you have agreed to stay on as Chairman, President and CEO of Combined through March 31, 2009. As discussed, you will continue to be responsible for all operations of Combined with any substantial changes being discussed between us.

Further, I look forward to your playing a significant leadership role in Aon Corporation, and we will value greatly your advise, counsel and contributions. We have also agreed that a critical objective during this period is to develop and implement a succession plan that will sustain Combined in the future.

Your employment agreement sets out the provisions of your position with Combined. In addition, I have summarized below certain details with respect to your annual bonus opportunity for 2006 through 2008 and your 2009 Performance Award.

Annual Bonus for 2006-08

With respect to your annual bonus opportunity described in Section 3(b) of your employment agreement, the “Company Portion” of your annual bonus for each of 2006, 2007 and 2008 shall be based on Combined’s attainment of GAAP pre-tax profit growth of 3% to 5% and revenue growth of 2% to 3%, on an annual compounded basis from the 2005 plan (excluding the $12,000,000 extraordinary profit items in the 2005 actual return in all calculations). The actual bonus amount to be paid will depend on the level of Combined’s attainment of these profit and revenue growth criteria, which will be set out in a chart that I will develop and provide to you, subject to overall funding of the executive bonus pool.

Aon Corporation

200 East Randolph Street * Chicago, Illinois 60601

tel: 312.381.3070 fax: 312.381.7700 e-mail: Greg_Case@aon.com

www.aon.com

2009 Performance Award

This  will confirm the agreement between you and Aon, made contemporaneously with (but not prior to) your employment agreement with Combined concerning your eligibility for a performance-based award in 2009 of shares of Aon common stock (“Performance Award”) under the Aon Stock Incentive Plan.

If approved by the Organization and Compensation Committee at its regular meeting at which such matters are considered in March 2009, you will receive a Performance Award of fully vested shares of Aon common stock. The Performance Award shall be determined based on Combined’s achievement of specific revenue (“Revenue”) and GAAP pre-tax profit (“Profit”) targets measured as of December 31, 2008 (the $12 million extraordinary profit item in the 2005 actual return will be excluded in all calculations), with 20% of the total Award based on achievement of Revenue and Profit targets for 2008 (“2008 Segment”), 30% of the total Award based on achievement of cumulative Revenue and Profit targets for 2007 and 2008 (“2007-08 Segment”), and 50% of the total Award based on achievement of cumulative Revenue and Profit targets for 2006-2008 (“2006-08 Segment”). The attached Summary Performance Chart sets forth the five Performance Levels with corresponding Revenue and Profit targets for each of the 2008 Segment, the 2007-08 Segment and the 2006-08 Segment.

Revenue and Profit results for the above calculations will include all of Combined’s Revenue and Profit and will be adjusted for any increase or decrease in the Corporate Dividend from its current level of $100 million. Revenue and Profit results will be adjusted based on currency rates used in the 2005 plan. No adjustment to Revenue and Profit results will be made to remove any allocation to Combined of the accounting expense related to your Performance Award.

For each of the 2008, 2007-08 and 2006-08 Segments, Combined must achieve both the Revenue and Profit targets for the particular Performance Level in order for you to receive the Award associated with that Performance Level. For example, Combined’s attainment of $3791 Revenue and $426 Profit for the 2007-08 Segment would yield an Award at the second Performance level equal to $600,000 (30% of $2,000,000). By way of an additional example, $1900 Revenue and $217 Profit for the 2008 Segment, $3745 Revenue and $437 Profit for the 2007-08 Segment, and $5591 Revenue and $652 Profit for the 2006-08 Segment would produce a total Performance Award for the three Segments equal to the sum of $400,000 (20% of $2,000,000), $750,000 (30% of $2,500,000) and $1,500,000 (50% of $3,000,000), or $2,650,000 in the aggregate.

The actual number of shares of Aon common stock to be granted to you shall be determined by taking the total value of your Performance Award, as determined above, and dividing it by the average of the high and low selling prices of Aon common stock on the New York Stock Exchange as of the award date (or, if the New York Stock Exchange was not open for trading or the stock was not traded on that day, the next preceding day that the New York Stock Exchange was open for trading and the stock was traded) as reported by the Wall Street Journal. Any fractional share will be paid to you in cash.

Richard, I am delighted that you will continue to lead and grow Combined as we develop its next chapter. You are building a terrific legacy. In my view, you will end your professional career as the lever that has had the greatest impact of anyone in shaping and building Combined’s future. You have my complete support.

If you have any questions concerning the above, please call me.

Sincerely,

/s/ Gregory C. Case
Gregory C. Case

GCC/

Attachment

Summary Performance Chart

Conversion of Richard Ravin’s Performance Agreement

Into Leadership Performance Program Style of Payout

	$ Value	2006-2008		2007 - 2008
Performance	of	Cumulative		Cumulative		2008
Level	Award	Revenue	Profit	Revenue	Profit	Revenue	Profit
1	$1,500,000	$5,536	$615	$3,745	$416	$1,900	$211
2	$2,000,000	$5,536	$627	$3,745	$426	$1,900	$217
3	$2,500,000	$5,536	$640	$3,745	$437	$1,900	$224
4	$3,000,000	$5,591	$652	$3,791	$447	$1,928	$230
5	$3,500,000	$5,645	$665	$3,837	$458	$1,956	$237

In each of the performance segments both performance targets must be met to quality for the tier incentive. For example, cumulative revenue in the 2007-2008 period of $3791 and profit of $426 would mean that 30% of the award would be assessed at the Tier 2 level this would yield a segment of the award (30%) at $600,000.

Revenue

% Increase	2006	2007	2008
3.0%	$1,791	$1,845	$1,900
3.5%	$1,800	$1,863	$1,928
4.0%	$1,808	$1,881	$1,956

Profit

% increase	2006	2007	2008
3%	$199	$205	$211
4%	$201	$209	$217
5%	$203	$213	$224
6%	$205	$217	$230
7%	$207	$221	$237